EXHIBIT 99.1

Script

Slide 1 – Title

Good afternoon and welcome to the First Charter Conference Call where we will be discussing our earnings results outlined in our October 9th earnings release and management’s projections for the fourth quarter.

I am Bob Bratton, Chief Financial Officer of First Charter Corporation. With me today are Lawrence Kimbrough, President and Chief Executive Officer, Bob James, Executive Vice President of Sales & Marketing, Tom McFarland, Executive Vice President of Information Technology & Operations, and Steve Rownd, Executive Vice President of Risk Management. The slides referred to during this call are available at our website www.FirstCharter.com under our Shareholder Information section.

The next slide outlines our Forward Looking Statements Disclosure.

Slide 2 – Forward Looking Statements

As noted in this forward looking disclosure, we will be discussing current results and forward looking projections including statements relating to the earnings outlook of First Charter. As we have outlined in this disclosure, there are several issues which may cause these projections to vary from actual results.

Next we will look at the Outline of Today’s Conference Call.

Slide 3 – Conference Call Outline

This Call will be conducted in three phases. The first phase will discuss our results of operations for the third quarter of 2001 and the year to date results. The second phase will discuss our outlook for the fourth quarter of 2001. The last phase will consist of a Question and Answer session.

Now, let’s move into the discussions of our third quarter results.

Slide 4 – Third Quarter 2001 Results

First Charter recognized earnings of 30 cents per share during the third quarter of 2001. These results were in the middle of the range we projected during our July 11th 2001 Conference Call and met the analysts consensus estimates. Additionally, First Charter recognized earnings of 86 cents per share for the nine months ended September 30th 2001.

As you compare our results to the prior year periods, please take note that our merger with Carolina First BancShares, Inc. was consummated on April 4th 2000. During the second quarter of 2000, a total of $16.3 million in pre-tax charges were taken as restructuring charges and merger-related expenses, or 39 cents per share after-tax.

Next, we will review our balance sheet growth year to date.

Slide 5 – Loan Portfolio

The current economic conditions have caused First Charter to experience a softening of loan demand during 2001. This graph presents our total loan portfolio balance for the last five quarters. Please note that these figures have been adjusted to remove the effect of the $167 million of mortgage loans which were securitized and moved to our securities available for sale account in February of 2001. This was previously disclosed in our April 18th 2001 Conference Call.

As you can see from the graph, we have experienced modest loan growth during the third quarter of 2001; however, total loans are basically unchanged from their adjusted fourth quarter of 2000 level.

During the third quarter of 2001, commercial loans increased back to their December 31st 2000 levels. Year to date, home equity and installment loans have grown at an annualized rate of 23 percent. As adjusted for the loan securitization, the real estate loan portfolio had payoffs during the third quarter and year to date of $60.6 million and $64.6 million, respectively. These payoffs were attributable to home mortgage refinancing, as well as several large scheduled payoffs that were due to permanent take out financing of some secured construction real estate commercial loans.

Now, let’s turn our attention to the growth in our Investments Portfolio.

Slide 6 – Investment Portfolio

As we have previously announced, we have been increasing the investment portfolio to add earning assets to offset the lack of loan growth. While this action has helped to grow net interest income, it has contributed to some of the compression on the net interest margin.

This graph presents our total investment portfolio balance for the last five quarters. Please note that these figures have been adjusted to reflect the effects of the $167 million mortgage loan securitization discussed earlier.

As of the third quarter of 2001, the adjusted total investment portfolio increased by $493 million over the third quarter of 2000 and $194 million over the second quarter of 2001.

Next, we will review the growth we have experienced in Deposits.

Slide 7 – Deposits

This graph presents our quarterly deposit balances from the third quarter of 2000 to the third quarter of 2001. As noted on the graph, these balances have been adjusted to reflect the effect of the $88 million in deposits added as a result of the four financial centers purchased in November of 2000. We have been very pleased with our deposit growth for the first nine months of the year. Since December 31st 2000, total deposits have grown by an adjusted $166 million or 12% annualized. The increase over the second quarter of 2001 amounted to an adjusted $45 million. We have experienced an adjusted increase of $154 million in deposits from the third quarter of 2000 level.

Our growth in deposits has occurred in our demand, money market, and certificate of deposit categories. These increases have been the result of our continued emphasis on developing and increasing our relationships with our clients.

Now let us discuss our Asset Quality.

Slide 8 – Management of Asset Quality

Because of the weakening economic environment, some of our clients are experiencing financial difficulties. As a result, First Charter’s nonperforming assets increased over the first six months of the year. During the third quarter of 2001, nonperforming assets decreased by $2.5 million as compared to the June 30th 2001 level and returned to December 31st 2000 levels. Nonperforming assets to total assets decreased to 88 basis points during the third quarter of 2001. While we have experienced a decrease in nonperforming assets during the third quarter of 2001, we are aware that, given our current and projected economic conditions, nonperforming assets could increase during the fourth quarter of 2001, which could lead to an increase in net charge-offs and increased provision for loan losses. As part of our management of asset quality, we will monitor the loan portfolio for any impacts from the events of September 11th 2001 and will continually evaluate the need for any additional reserves.

The securitization and reclassification of $167 million of residential mortgage loans from the loans category to the securities available for sale category positively impacted our allowance to total loans ratio and negatively impacted our nonaccrual loans to total loans ratio.

Management believes the allowance is adequate to cover probable losses in the loan portfolio.

Now, we will discuss the year to date actions of the Federal Reserve and its effect on our Net Interest Margin.

Slide 9 – Historical Fed Funds

This graph shows changes in the fed funds rate from February 3rd 2000 to the most recent reduction effective October 3rd 2001.

Since the first of the year, the Federal Reserve has cut interest rates nine times for a total of 400 basis points, which has impacted the prime rate of interest by a comparable amount. The effect of these rate cuts has been a compression of our net interest margin because of our asset sensitivity.

The next graph outlines our historical net interest margin over the last five quarters.

Slide 10 – Net Interest Margin

As the Federal Reserve has aggressively cut interest rates, approximately $860 million in rate sensitive loans re-priced with each rate cut. Due to our asset sensitivity and the addition of lower yielding securities, our net interest margin has decreased from 4.19% at September 30th 2000 to 3.68% at September 30th 2001. Management anticipates further rate cuts by the Federal Reserve which will continue to place pressure on the net interest margin.

Next, we will discuss our increases in Noninterest Income.

Slide 11 – Noninterest Income

We are very pleased that noninterest income for the third quarter of 2001 increased 35% over the second quarter of 2000. Noninterest income year to date 2001 increased 21% over the same period in 2000. These increases are the result of First Charter’s continued emphasis on this portion of our revenue stream. We have specifically seen increases in our service charge, insurance, brokerage services and trading income. Premiums earned on written covered call options on fixed income securities accounts for all of our trading income. As of September 30th 2001, we have no open written covered call option positions. We anticipate continuing to write covered call options on our fixed income securities.

The declining rate environment has increased mortgage loan origination volume. This has resulted in additional loan sales to the secondary market and increases in related mortgage fee income.

Now, we will turn our focus to noninterest expense.

Slide 12 – Noninterest Expense

Noninterest expense year to date increased 10% over the same period in 2000 as adjusted to remove the effects of the $16.3 million restructuring charges and merger-related expenses related to the Carolina First BancShares, Inc. merger which was effective April of 2000. Noninterest expense for the third quarter increased 25% over the third quarter of 2000. These increases were primarily attributable to operating costs associated with the four financial centers acquired during the fourth quarter of 2000, an increase in occupancy and equipment expense as a result of the move into the new First Charter Center and investments in people and technology to position First Charter to better serve our existing and future clients.

Slide 13 – Conference Call Outline

As we look back at our Conference Call outline, we will now begin our second phase of the call, the Earnings Guidance phase.

Slide 14 – Net Interest Margin

For the remainder of the year 2001, we anticipate flat to modest Balance Sheet growth, with our loan balances growing 0 to 3%, investments growing 0 to 5% and deposits growing 0 to 2% over their September 30th 2001 balances.

As noted, the net effect of the loan re-pricing and the addition of lower yielding securities has created compression in our margin. Assuming a declining rate environment, our variable rate loans re-price with each rate decrease, continuing the downward pressure on our net interest margin. Therefore, as rates fall, the ability to maintain our margin will be dependent on the magnitude of future rate cuts and on the speed at which we can reprice our funding sources. The impact of the late September and early October rate cuts of 50 basis points each and the prospects for additional rate cuts lead us to anticipate the net interest margin will reside in the 3.50% to 3.60% range for the fourth quarter of 2001.

Next, we can discuss our year end estimates of Earnings per Share.

Slide 15 – Operating Results

Based upon the issues and forecasts we have discussed, we anticipate that our fourth quarter 2001 earnings to be between 24 and 27 cents per share, which corresponds to annual earnings for 2001 of $1.10 to $1.13 per share.

Let’s next discuss our timeline for 2002 projections.

Slide 16 – Fiscal Year 2002

We are currently finalizing our financial and operational goals for fiscal year 2002. We anticipate providing earnings guidance for the first quarter of 2002 and the year during our January of 2002 Conference Call.

Before we begin the final phase of this call, we would like to thank everyone on the Call for their interest in First Charter and remind everyone of the disclosure limitations under Regulation FD in which we will be able to answer your questions.

Slide 17 – Conference Call Outline

Operator, we are now ready to begin our Q&A Session.

Slide 18 – Picture and Logo